Exhibit 2.2.1

                                    AMENDMENT

                               DATED JUNE 11, 1996

                                     TO THE

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                               DI INDUSTRIES, INC.

                                       AND

                            SOMERSET INVESTMENT CORP.


                                DATED MAY 7, 1996

                    AMENDMENT TO AGREEMENT AND PLAN OF MERGER

      This Amendment to Agreement and Plan of Merger, dated as of the 11th day of June, 1996 (the "Amendment"), is between DI Industries, Inc., a Texas corporation ("DI"), and Somerset Investment Corp., a Texas corporation ("Somerset Sub").

      WHEREAS, DI and Somerset Sub have entered into an Agreement and Plan of Merger, dated as of the 7th day of May, 1996 (the "Merger Agreement");

      WHEREAS, since the date of the Merger Agreement, (i) Somerset Drilling Associates, L.L.C. ("Somerset L.L.C."), formerly the sole shareholder of Somerset Sub, has transferred Common Stock of Somerset Sub to Somerset Capital Partners ("SCP"), a New York general partnership and the Managing Member of Somerset L.L.C., and (ii) the parties have agreed to increase the number of authorized shares of DI Common Stock to 300,000,000, rather than to 200,000,000; and

      WHEREAS, DI and Somerset Sub wish to amend the Merger Agreement to reflect the foregoing and in certain other respects,

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto hereby agree as follows:

      1. CONSENT TO TRANSFE DI hereby consents to the transfer by Somerset L.L.C. to SCP of shares of Common Stock of Somerset Sub.

      2. AMENDMENTS TO REFLECT TRANSFER. In order to reflect the transfer of Common Stock of Somerset Sub to SCP, the Merger Agreement is hereby amended in the following respects:

            (A) Paragraph (a) of Section 1.8 of the Merger Agreement is hereby amended and restated to read as follows:

            "(a) As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the shareholders of Somerset Sub certificates representing the Surviving Corporation Common Stock issuable to them pursuant to the terms of Section 1.7(a) hereof."

            (B) Section 1.11 of the Merger Agreement is hereby amended and restated to read as follows:

            "1.11 ADJUSTMENT. If for any reason on the Closing Date the number of shares of DI Common Stock which are issued and outstanding or subject to outstanding options or warrants is less than indicated in Section 2.1(b) hereof, the aggregate number of shares issuable to the shareholders of Somerset Sub pursuant to Section 1.7 shall be reduced by an equivalent number of shares. If the number of shares of DI Common Stock issued and

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      outstanding or subject to outstanding options or warrants on the Closing
      Date exceeds the number of shares indicated in Section 2.1(b), the aggregate number of shares issuable pursuant to Section 1.7 shall be increased by an equivalent number of shares. The parties hereto acknowledge that the continued exercisability of an option to purchase one million shares of DI Common Stock previously granted to Max M. Dillard is uncertain and that, so long as that uncertainty exists on the Closing Date, the shares subject to that option will not be deemed to be subject to outstanding options for the purposes of this Section."

            (C) Paragraph (a) of Section 5.7 of the Merger Agreement is hereby amended and restated to read as follows:

            "(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each person who is a shareholder, officer or director of Somerset Sub against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation whether asserted or claimed prior to, or at or after, the Effective Time to the extent, and only to the extent, such claim arises from any untrue statement of a material fact in the Registration Statement and Proxy Statement or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent such claim is subject to indemnification pursuant to Section 5.7(b) hereof (and the Surviving Corporation will pay expenses in advance of final disposition of any such action or proceeding to each indemnified party to the full extent permitted by law)."

            (D) Paragraph (d) of Section 6.2 of the Merger Agreement is hereby amended and restated to read as follows:

            "(d) The shareholders of Somerset Sub shall have contributed to the capital of Somerset Sub at least $25,000,000 in cash."

            (E) Paragraph (f) of Section 6.3 of the Merger Agreement is hereby amended and restated to read as follows:

            "(f) DI shall have executed and issued to the stockholders of Somerset Sub warrants in the form of Exhibit E hereto to purchase up to an aggregate of 1,720,000 shares of DI Common Stock. The warrants shall be issued in the same proportion that shares of DI Common Stock are issued pursuant to the Merger."


      3. AMENDMENT RELATING TO AMENDMENT TO ASection 1.5 of the Merger Agreement is hereby amended and restated to read as follows:

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            "1.5  ARTICLES OF INCORPORATION; BYLAWS.  The Articles of
      Incorporation of DI, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that:

            (i)   Article One thereof reads in its entirety:

                  "The name of the corporation is [TO BE DETERMINED], Inc.";

            (ii) the first sentence of Article Four thereof reads in its entirety:

                  "The corporation shall have the authority to issue an
            aggregate of 301,000,000 shares , consisting of 1,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock") and 300,000,000 shares of Common Stock, par value $0.10 per share ("Common Stock")"; and

            (iii)   a new Article Thirteen shall be added to read as follows:

                  "If, with respect to any action to be taken by the
            shareholders of the Corporation, any provisions of the Texas Business Corporation Act would, but for this Article XIII, require the vote or concurrence of the holders of shares having more than a majority of the votes entitled to be voted thereon, or of any class or series thereof, the vote or concurrence of the holders of shares having only a majority of the votes entitled to be cast thereon, or of any class or series thereof, shall be required with respect to any such action."

      and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation and thereafter shall continue to be its Articles of Incorporation until amended as provided therein and under the TBCA. The bylaws of DI, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein and under the TBCA."

      4. AMENDMENT TO SECTION 7.2Paragraph (c) of Section 7.2 of the Merger Agreement is hereby amended and restated to read as follows:

            "(c) If the Merger is not consummated for any reason other than as a result of a material breach by Somerset Sub of any of its representations, covenants or agreements contained in this Agreement, and if, prior to December 31, 1996, DI, or its stockholders, publicly announce, enter into a letter of intent relating to, enter into a definitive agreement providing for, or consummate, a DI Acquisition Transaction, DI agrees to pay to Somerset Sub an amount equal to thirty-three and one-third percent (33.3%) of the difference between the consideration paid in the DI Acquisition Transaction (including any and all distributions from DI to its stockholders from the date hereof through the later of such announcement, letter of intent, agreement or consummation) and the Threshold

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      Amount (defined below). The "Threshold Amount" shall be $30 million if such DI Acquisition Transaction involves all of the outstanding securities or assets of DI. If such DI Acquisition Transaction involves less than all of the outstanding securities or assets of DI, the Threshold Amount shall be reduced by a proportionate amount (e.g., if one half of the assets of DI are sold in such DI Acquisition Transaction, the Threshold Amount shall be $15 million)."

      5. COUNTERPARTS. This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

      6. EFFECT OF AMENDMENT. Except as specifically amended hereby, the Merger Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                      DI INDUSTRIES, INC.


                                      By:/s/  IVAR SIEM
                                      Name:   Ivar Siem
                                      Title:  Chairman, President and Chief
                                              Executive Officer

                                      SOMERSET INVESTMENT CORP.


                                      By:/s/  WILLIAM R. ZIEGLER
                                      Name:   William R. Ziegler
                                      Title:  President

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